EXHIBIT 99-1

For Release: November 7, 2000

For more information, contact:
Barth J. Wolf,
Secretary and Manager-Legal Services
(920) 433-1727

Wisconsin Public Service Corporation
Adjournment of Special Meeting of Preferred Shareholders

Green Bay, WI--Wisconsin Public Service Corporation, a subsidiary of WPS Resources Corporation (NYSE: WPS), announced that its November 6, 2000, Special Meeting of Preferred Shareholders was adjourned to provide shareholders additional time to vote due to delays experienced in mailing proxy materials to beneficial "street-name" shareholders.

The meeting of preferred shareholders is to approve the merger of Wisconsin Fuel and Light Company directly into Wisconsin Public Service Corporation and address certain other amendments to the articles of incorporation of Wisconsin Public Service Corporation. If the holders of Wisconsin Public Service Preferred Stock do not approve the merger, Wisconsin Fuel and Light Company will be merged with and into WF&L Acquisition Corp., a wholly-owned subsidiary of WPS Resources. In either case, the separate corporate existence of Wisconsin Fuel and Light will cease and Wisconsin Public Service or WF&L Acquisition, as the case may be, will be the surviving corporation.

The Special Meeting of Preferred Shareholders of Wisconsin Public Service Corporation has been adjourned to Wednesday, November 29, 2000 at 10:30 a.m. local time at the offices of WPS Resources Corporation, 700 North Adams Street, Green Bay, Wisconsin.

Wisconsin Public Service will continue to solicit the vote from shareholders of record as of the original Record Date of October 5, 2000 through its solicitor, Georgeson Shareholder Communications Inc. A Notice of Adjournment and proxy forms will be distributed as soon as possible to all preferred shareholders.

If shareholders have already voted, it is not necessary to do so again unless they wish to change their vote.

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